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                                                                   Exhibit 10.29

              Summary of 2006 Named Executive Officer Compensation

The following shows the current annual salary for eLoyalty's President and Chief Executive Officer and each of the next four most highly compensated executive officers other than the President and Chief Executive Officer:

Kelly D. Conway:                            $480,000
Karen Bolton:                               $300,000
Christopher J. Danson:                      $300,000
Jay A. Istvan:                              $400,000
Steven C. Pollema:                          $300,000

All of the above executive officers have target bonus percentages as set forth in their employment agreements with eLoyalty, other than Ms. Bolton, whose target bonus under eLoyalty's Vice Presidents' Compensation Program is equal to 100% of her current salary.